EXHIBIT 12.1

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)
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                                                -----------------------------------------------------------------------------
                                                                         Year Ended December 31,
                                                     2001           2000              1999           1998          1997
                                                --------------- --------------   --------------- -------------  ------------

Earnings
  Income (loss) before taxes and minority
    interest....................................  $   24.6        $  159.6        $  98.4        $  74.5        $  31.0

  Adjustments:
    Minority interest in losses of consolidated
      subsidiaries..............................     ---             ---            ---            ---            ---
    Undistributed (income) loss of less than
      50% owned investments.....................     ---             ---            ---            ---            ---
    Distributions from less than 50% owned
      investments...............................     ---             ---            ---            ---            ---
    Fixed charges...............................      94.8           106.2           88.4           52.4           49.0
                                                   ------------    ------------   -----------    -----------    -----------

  Earnings......................................     119.4           265.8          186.8          126.9           80.0
                                                   ------------    ------------   -----------    -----------    -----------

Combined fixed charges, including
    preferred accretion
  Interest expense, including debt discount
    amortization................................      86.7            99.8           82.8           47.2           39.4
  Accretion of redeemable convertible preferred
    stock.......................................     ---             ---            ---            ---              4.8

  Amortization/writeoff of debt issuance costs..       3.8             3.5            2.6            2.1            2.6
  Portion of rental expense representative of
    interest factor (assumed to be 33%).........       4.3             2.9            3.0            3.1            2.2
                                                   ------------    ------------   -----------    -----------    -----------

  Fixed charges.................................  $   94.8        $  106.2        $  88.4        $  52.4        $  49.0
                                                   ------------    ------------   -----------    -----------    -----------



Ratio of earnings to combined fixed charges.....       1.3x            2.5x           2.1x           2.4x           1.6x
                                                   ============    ============   ===========    ===========    ===========

Amount of earnings deficiency for coverage of
   combined fixed charges.......................  $  ---          $  ---          $ ---          $ ---          $ ---
                                                   ============    ============   ===========    ===========    ===========



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